Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Director of Investor Relations, 303-312-8155

BILL BARRETT CORPORATION ANNOUNCES CLOSING OF

$172.5 MILLION OF 5.0% CONVERTIBLE SENIOR NOTES

DENVER – March 12, 2008 – Bill Barrett Corporation (NYSE: BBG) announced today the closing of its offering of $172.5 million aggregate principal amount of 5.0% convertible senior notes. The total offering amount reflects full exercise by the underwriters of the $22.5 million over-allotment option granted by the Company. Net proceeds to the Company of $167.3 million, after deducting the underwriting discount, will be used to reduce the outstanding indebtedness under the Company’s revolving credit facility.

The notes will pay interest semi-annually at a rate of 5.0% per annum. The notes mature on March 15, 2028 and may not be redeemed by Bill Barrett Corporation prior to March 26, 2012, after which the notes may be redeemed at 100% of principal plus accrued interest. Note holders may require Bill Barrett Corporation to purchase all or a portion of their notes at 100% of principal plus accrued interest on specified dates commencing on March 20, 2012 or upon specified corporate transactions, details of which are provided in the prospectus supplement to the Company’s current shelf registration statement as filed with the Securities and Exchange Commission (SEC) concerning the notes offering.

The notes are convertible under certain circumstances described in the prospectus supplement into Bill Barrett Corporation common stock, cash or a combination of cash and common stock, at the Company’s election. The initial conversion price is approximately $66.33 per share, which is equivalent to a conversion rate of 15.0761 common shares per $1,000 principal amount of convertible notes. The notes are senior unsecured obligations of the Company.

Deutsche Bank Securities Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc. were joint book-running managers for this offering. Copies of the prospectus supplement may be obtained from Deutsche Bank Securities Inc. by writing to Deutsche Bank Securities Prospectus Department, 100 Plaza One, Second Floor, Jersey City, NJ 07311, or by calling 800-503-4611. The prospectus supplement may also be found at the SEC website at www.sec.gov.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, securities. The securities will not be sold in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the prospectus supplement with respect to the offering of the notes and the Company’s annual report for the year-ended December 31, 2007 filed on Form 10-K with the SEC for a list of certain risk factors. Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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